EXHIBIT 23.1
Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-257799, File No. 333-260479, File No. 333-263752, and File No. 333-271095), and Form S-8 (File No. 333-178828, File No. 333-211610, File No. 333-231593, and File No. 333-256431) of Vital Energy, Inc. of our report dated July 7, 2023, with respect to the balance sheets of Forge Energy II Delaware, LLC as of December 31, 2022 and 2021 and the related statements of operations, changes in members’ equity, and cash flows for the years ended December 31, 2022 and 2021, and the related notes to the financial statements, included in this Current Report on Form 8-K dated July 13, 2023.

/s/ WEAVER AND TIDWELL, L.L.P.

Austin, Texas
July 13, 2023